Exhibit (a)(1)(R)

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EDITED TRANSCRIPT

MRK - Merck & Co Inc at JPMorgan Healthcare Conference

EVENT DATE/TIME: JANUARY 13, 2015 / 12:00AM GMT

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JANUARY 13, 2015 / 12:00AM, MRK - Merck & Co Inc at JPMorgan Healthcare Conference

C O R P O R A T E P A R T I C I P A N T S

Ken Frazier Merck & Co., Inc. - Chairman & CEO

C O N F E R E N C E C A L L P A R T I C I P A N T S

Chris Schott JPMorgan - Analyst

P R E S E N T A T I O N

Ken Frazier - Merck & Co., Inc. - Chairman & CEO

For many reasons, the hospital acute care market is attractive in both size and increasing demand. We see our businesses being uniquely positioned in each of the four key areas of highest unmet medical need; the ICU, the surgical suite, the ER and hematology.

Merck has a broad portfolio of antibiotics, antifungals and anesthetics. Our products provide a solid basis to be a leader in this space now and into the future. Year-to-date, we have seen double-digit growth in our business and longer term, we have several phase 3 pipeline assets that we expect will play an important role in our portfolio. Recently, we announced the acquisition of Cubist, a Company with a long history of developing and commercializing products in the hospital acute care space. The portfolios for Merck and Cubist are complementary with a broad range of legacy and innovative treatments for complicated infections and product offerings that benefit customers in the surgical and postoperative care settings.

Our combined companies will be stronger together with each bringing a set of important expertise and capabilities to help address global healthcare needs. Importantly, Merck will be able to maximize the value of Cubist’s current product portfolio given the significant global infrastructure of Merck’s hospital acute care business.

Additionally, we are very pleased with the FDA’s recent decision to approve Cubist’s ZERBAXA, a beta-lactamase and novel cephalosporin combination for the treatment of certain Gram-negative infections. Gram-negative infections account for over 50 million patient days of therapy per year in major markets and over 60% of ICU infections.

ZERBAXA is an important value driver for the deal and we look forward to the launch of this important new medicine. We expect the Cubist deal to close in the first quarter of this year, while we were disappointed with the trial judge’s ruling in the patent case for CUBICIN, it was a scenario that we have taken into consideration and the ruling will be appealed. As you can see, hospital acute care is a core area. We are very excited about with this potential to drive long-term value for our customers and shareholders.

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JANUARY 13, 2015 / 12:00AM, MRK - Merck & Co Inc at JPMorgan Healthcare Conference

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Merck Forward-Looking Statement

This excerpt includes “forward-looking statements.” Forward-looking statements include statements regarding the timing and closing of the tender offer and the merger transactions, the ability of Merck to complete the transactions considering the various closing conditions, and any assumptions underlying any of the foregoing. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the exposure to litigation, including patent litigation, and/or regulatory actions; timing of the tender offer and merger; uncertainties as to how many Cubist stockholders will tender shares in the tender offer; the possibility that competing offer may be made; the possibility that various closing conditions to transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions; or that a material adverse effect occurs with respect to Cubist.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the SEC available at the SEC’s Internet site (www.sec.gov).

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JANUARY 13, 2015 / 12:00AM, MRK - Merck & Co Inc at JPMorgan Healthcare Conference

Additional Information about the Tender Offer

This excerpt is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. On December 19, 2014, Merck filed a tender offer statement on Schedule TO with the SEC, and Cubist filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer materials (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/ recommendation statement contain important information that holders of Cubist common stock shares are urged to read carefully, as each has been or may be amended or supplemented from time to time and because they contain important information that holders of shares of Cubist common stock should consider before making any decision regarding tendering their shares. The tender offer materials have been made available to Cubist’s stockholders at no expense to them. In addition, all of those materials (and other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website at www.sec.gov. Additional copies of the tender offer materials may be obtained at no charge by contacting Merck at 2000 Galloping Hill Road, Kenilworth, N.J., 07033 or by phoning (908) 740-4000. In addition, Merck and Cubist file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Merck or Cubist at the SEC public reference room at 100 F Street, N.E., Washington, D.C., 20549. For further information on the SEC public reference room, please call 1-800-SEC-0330. Merck’s and Cubist’s filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov.

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